Exhibit 10.25

DISTRIBUTION AGREEMENT

Proprietary and Confidential

THIS DISTRIBUTION AGREEMENT (“Agreement”) is made effective as of the 21 day of April, 2020 (“Effective Date”) and is entered into by and between;

G Medical Innovations, Ltd. (“G MEDICAL”), Company No._______________, a limited liability company, having its principal place of business at, 5, Oppenheimer St. Rehovot, 7670105, Israel, and

Home Service Solutions Pty Ltd (“HSS”), Company No. 616 760 171, a limited liability company, having its principal place of business at, L 2, 22 Mount Street, Perth, Western Australia. (“Distributor”).

G MEDICAL and Distributor are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, G MEDICAL is in the business of developing and offering mobile health and e-health solutions and products;

WHEREAS, Distributor desires to purchase products from G MEDICAL from time to time, for distribution, sale and resale to end user consumers and entities located in the Territory (as defined below); and

WHEREAS, the Parties desire to enter into a distributor relationship, pursuant to the governing terms and mutual promises which are set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, G MEDICAL and Distributor agree as follows:

1. PRODUCT DISTRIBUTION RIGHTS

1.1 Purpose of this Agreement. The purpose of this Agreement is to set forth the respective duties and obligations of G MEDICAL and Distributor with respect to the distribution of products and services offered by G MEDICAL from time to time as described in Exhibit A (“Products”).

1.2 Appointment/Obligation of Distributor. Subject to the terms and conditions of this Agreement, G MEDICAL hereby appoints Distributor for the term of this Agreement as a non-exclusive distributor of the Products within the geographic area and restrictions described in Exhibit B (the “Territory”). Distributor accepts this appointment upon the terms and conditions herein and agrees that for the term of this Agreement Distributor will: (a) use its best commercial efforts to develop business in, to promote the sale of, and to sell the Products in the Territory; (b) maintain a representative and adequate inventory of Products and include a representative listing of Products in any catalog Distributor may issue for use or distribution in the Territory; (c) provide on a periodic basis such information and reports of inventories, sales and other pertinent information as G MEDICAL in the reasonable exercise of its judgment may from time to time request; (d) Keep an updated list of all end user consumers and entities (“End Users”) (including End User’s name, address and contact details), which have purchased the Products and shall supply a copy of such list from time to time promptly following G MEDICAL’s written request; and (e) take reasonable, good faith action in communicating and carrying out advertising and promotional programs and services within the Territory.

1.3 Distributor shall, in addition to the above: (a) bear all responsibility for and risk of sales to End Users, invoicing its End Users, extending credit to its End Users, collection of sales tax, collection of receivables from its End Users, distribution costs and the like; (b) conduct the business pursuant to this Agreement in an ethical, orderly and businesslike manner and strictly in compliance with the provisions hereof; (c) not make any representations or give any warranties with regard to the Products, except as provided by G Medical; (d) not, during the term of this Agreement and for a period of twelve (12) months following the expiration or termination of this Agreement for any reason - manufacture, market, distribute or sell, or gain a financial interest in or otherwise be involved, either directly or indirectly, in any business which is involved in the development, marketing or sale, of goods which are identical or similar to the Products, or any other services which relate to the Products, within the Territory, other than the Products under this Agreement; (e) not, by act or omission, harm or damage the goodwill of G MEDICAL and/or its business; (f) obtain and maintain throughout the term of this Agreement, all permits, licenses and authorizations that may be necessary under any applicable law, agreement or otherwise, for the performance of this Agreement; and (g) inform G MEDICAL promptly of any claim by an End User and the way it was handled by the Distributor.

G MEDICAL Distribution Agreement Proprietary and Confidential

1.4 Products. The Products available for distribution and resale within the Territory shall be as set forth on Exhibit A, which may be amended or modified from time to time by G MEDICAL.

1.5 Permitted Distribution and Restrictions. Distributor may only resell and distribute the Products in the Territory and in no other geographic region. Distributor shall not directly or indirectly (i) engage in the promotion of the Products outside the Territory; (ii) transship, convey, gift, sell or otherwise transfer the Products outside the Territory, and/or (iii) sell Products to any person or entity that intends to sell the Products outside the Territory; unless explicitly authorized in advance by G MEDICAL in writing. Exhibit B may be amended by G MEDICAL from time to time upon providing thirty (30) days prior written notice to Distributor.

1.6 Non-Exclusivity.

The appointment of the Distributor hereunder is on a non-exclusive basis and G MEDICAL may enter into similar and/or competing arrangements with other parties.

Without derogating from the above, Distributor shall, during the term of this Agreement, immediately advise G MEDICAL, in writing, should it encounter any potential or actual conflict with G MEDICAL’s interests hereunder.

2. TERM AND TERMINATION

2.1 Term. The initial term of this Agreement is one (1) year from the Effective Date, unless terminated earlier pursuant to the terms and conditions set forth in this Agreement. Thereafter the Agreement will automatically renew for successive one (1) year terms, unless either Party provides written notice of its intent not to renew this Agreement at least thirty (30) days prior to the applicable anniversary date.

2.2 Termination. This Agreement shall terminate upon thirty (30) days advance written notice by G MEDICAL. Notwithstanding the above, G MEDICAL may terminate this Agreement immediately if the Distributor is in breach of any of the terms and conditions in this Agreement or in the event Distributor ceases to conduct business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any applicable bankruptcy or insolvency law.

2.3 Effect of Termination; Survival.

Upon expiration or termination for any reason of this Agreement, the following will apply:

(a) The appointment of Distributor as a distributor of G MEDICAL under Section 1.2 above shall terminate on the effective date of termination;

(b) The Distributor shall immediately (i) cease to conduct the business pursuant to this Agreement and to represent itself as a Distributor of G MEDICAL; (ii) cease to make use of G MEDICAL’s Intellectual Property, and shall immediately sign all the necessary documents for cancellation of the Marks license as recorded in the Territory; (iii) cease to use, and shall deliver to G MEDICAL, any unused sales literature and other written information and materials supplied by G MEDICAL pursuant to this Agreement or which contain G MEDICAL’s Marks and any other of G MEDICAL’s Intellectual Property Rights; and (iv) return to G MEDICAL any G MEDICAL Confidential Information disclosed to it in writing or in any other tangible form.

G MEDICAL Distribution Agreement Proprietary and Confidential

(c) Any amounts owed by the Distributor pursuant to this Agreement shall become immediately due and payable. The Distributor shall promptly make any and all outstanding payments to G MEDICAL within no more than seven (7) days from the expiration or termination date;

(d) G MEDICAL shall have no obligation to compensate the Distributor for the expiration or termination of this Agreement, including but not limited to, any costs, fees and expenses which the Distributor has incurred in connection with this Agreement and/or the conducting the business pursuant thereto, and the Distributor hereby waives any and all rights to damages or any other remedies that the Distributor might otherwise have upon any expiration or termination of this Agreement;

(e) Termination shall not derogate from rights and obligations accrued prior to the effective date of termination, and shall not relieve Distributor from any payment obligations hereunder that remain unpaid, or limit either Party from pursuing other available remedies, provided that G MEDICAL’s total liability shall be limited as set out in Section 16.5 above; and

The provisions of Sections 4, 8, 9, 12 through and including 16 hereto, shall survive the expiration or termination of this Agreement for any reason, together with such other provisions necessary to give effect to such provisions.

3. ROLLING FORECAST AND PURCHASE ORDERS

~~3.1 Forecasts. Distributor will deliver to G MEDICAL a thirty-six (36) month rolling forecast per model on a monthly basis in writing based on Distributor’s anticipated requirements for Products (each a “Forecast”). The first Forecast will be submitted thirty (30) days after state regulatory approval. The first twelve (12) months of the Forecast shall be binding, and the remainder of the Forecast shall be non-binding. The Forecast shall specify the quantity of each type of Products that the Distributor expects to purchase on a month-to-month basis during the Forecast period.~~

3.2 Purchase Orders. All purchases of Products shall be initiated by Distributor’s issuance of a purchase order sent in writing or, if available, via electronic data interchange to G MEDICAL (“Purchase Order(s)”). Distributor’s legal entity name, which shall be identical to the signing party of this Agreement shall be listed under the “bill to” name on the Purchase Order for billing purposes. Distributor shall issue the Purchase Orders Not later than sixteen (16) weeks prior to the requested ship date. Such orders shall identify the quantity and type of Products desired and the requested ship dates. G MEDICAL shall use reasonable efforts to notify Distributor of the acceptance or rejection of each Purchase Order within seven (7) days of its receipt. Upon Purchase Order acceptance, G MEDICAL shall provide Distributor with a committed ship date within seven (7) days. The individual contracts for the sale of Products formed by Distributor’s submission of Purchase Orders to G MEDICAL pursuant to the terms and conditions hereof shall automatically incorporate, to the extent applicable, the terms and conditions of this Agreement, shall be subject only to those terms and conditions contemplated by this Agreement and shall not be subject to any conflicting or additional terms included in any documents exchanged in connection therewith. Other than as expressly provided for herein, the terms and conditions on any Purchase Order issued by Distributor are null and void and shall have no force or effect whatsoever.

3.3 Purchase Order Processing. G MEDICAL reserves the right to reject any Purchase Order in whole or in part, and delivery of part of an order shall not obligate G MEDICAL to make further deliveries. A Purchase Order shall be considered accepted by G MEDICAL only by one of the following means: (a) issuance of an acknowledgement in writing by G MEDICAL’s authorized representative; or (b) shipment of Products ordered to the extent such Products are shipped.

3.4 Purchase Order Cancellation. All cancellation of Purchase Orders by Distributor shall be in writing and are available only for Purchase Orders not yet shipped. If Distributor cancels a Purchase Order, which has been accepted by G MEDICAL, Distributor shall reimburse G MEDICAL at its first demand for any cost incident to such Purchase Order incurred by G MEDICAL prior to the time it was informed of the cancellation.

3.5 Field Replacement Units. G MEDICAL shall provide Distributor free of charge an extra supply of Products (handset and battery only or wireless device only) equal to Five percent (5%) of all Distributor Purchase Orders (“FRU”) which Distributor shall use for replacement purpose of any units sold by Distributor are returned.

G MEDICAL Distribution Agreement Proprietary and Confidential

Any replaced Unit shall be returned to G Medical for investigation and analysis of the problem led to the Unit replacement. Distributor shall maintain a monthly RMA shipment of replaced product. Notwithstanding anything in this Agreement to the contrary, except for FRU, G MEDICAL shall not be obligated to provide any additional replacement or other “free” units to Distributor or its customers, even if any such returned Product is under warranty.

4. PRICING TERMS

Pricing of Products to be purchased by Distributor shall be at the prices as determined by the G MEDICAL from time to time. G MEDICAL reserves the right, in its sole discretion, to change prices or discounts applicable to the Products. G MEDICAL shall give written notice to Distributor of any price change at least thirty (30) days prior to applying such price change.

Subject to applicable law, G MEDICAL shall have the right, but not the obligation, to determine pricing at which Distributor offers Products to its customers, provided, however, that if G MEDICAL shall exercise this right, it shall account for Distributor to make a reasonable profit from its sales based on market profit.

Neither Distributor and/or any third party shall be entitled to any payment whatsoever (including, without limitation, any reimbursement of expenses) from G MEDICAL for any activities of Distributor performed in accordance with this Agreement, which shall be deemed to be made at Distributor’s own risk, liability and expense.

5. DELIVERY AND RISK OF LOSS; OWNERSHIP

All deliveries of Products sold by G MEDICAL to Distributor pursuant to this Agreement shall be made FCA (Incoterms 2010). Risk of loss of Products shall pass from G MEDICAL to Distributor once the Products are picked up by the Distributor at the loading area in G Medical distribution center in Israel and/or in the European Union (the “Delivery Point”). Distributor shall be responsible for arranging all transportation of Products, but if requested by Distributor, G MEDICAL shall, at Distributor’s sole expense, assist Distributor in making such arrangements. Distributor shall also procure, at its own expense, insurance for the transportation of the Products, and such insurance shall be of a kind and on terms current at the port of shipment. Distributor shall pay any and all charges, including port, customs and forwarding fees if applicable and any and all sales tax, incurred with respect to the Products following their Delivery to the Delivery Point.

All losses and damages to the Products occurring prior the arrival of the Products to the Delivery Point shall be G MEDICAL’s liability, and all losses and damages to the Products occurring after such point shall be Distributor’s liability.

Without limitation to the above, the transfer of ownership to the applicable Products shall be effective only after receipt by G MEDICAL of full payment therefor.

6. PRODUCT PACKAGING

G MEDICAL shall, at its expense, pack all Products in accordance with G MEDICAL’s standard packing procedure, which shall be suitable to permit shipment of the Products to the Territory; provided, however, that if Distributor requests a modification of those procedures, G MEDICAL shall make the requested modification and Distributor shall bear any and all expenses incurred by G MEDICAL in complying with such modified procedures which are in excess of the expenses which G MEDICAL would have incurred in following its standard procedures.

7. INSPECTION, ACCEPTANCE AND WARRANTY

7.1 Promptly upon the receipt of a shipment of Products, Distributor shall examine the shipment to determine whether any item or items included in the shipment are in short supply, defective or damaged. Within seven (7) days of receipt of the shipment, Distributor shall notify G MEDICAL in writing of any shortages, defects or damage which Distributor claims existed at the time of delivery. The shipment shall be deemed accepted as is for any portion (if Distributor notifies G MEDICAL of a problem with a portion of the shipment) or the entire shipment, in each case if Distributor fails to timely notify G MEDICAL in writing of any concern or issue. Within fifteen (15) days after the receipt of such notice, G MEDICAL will investigate the claim of shortages, defects or damage, inform Distributor of its findings, and thereafter deliver to Distributor Products to replace any which G MEDICAL determines, in its sole discretion, were in short supply, defective or damaged at the time of delivery, and rectify as G MEDICAL deems appropriate in its sole discretion if G MEDICAL determines that a shipment as delivered was inadequate.

G MEDICAL Distribution Agreement Proprietary and Confidential

7.2 G Medical shall replace at its expense any Products sold to End Users found defective by Distributor during a warranty period of 12 months and returned to Distributor for repair. Return of the replacement Products to Distributor’s original destination shall be at the expense of G Medical, unless G Medical determines that the Product is not defective within the terms of the warranty, in which event Distributor shall pay G Medical all costs of handling, transportation and labor at G Medical’s then prevailing rates.

7.3	The distributor will maintain records of all complaints, oral or written, received from customers. Such complaints will be notified to the manufacturer for investigation and handling within 24 hours and will be handled by the distributor within 5 working days (in order to complete the handling process).

7.4	The distributor will maintain records of the distribution of medical devices to allow traceability and allow these records to be available for inspection: Supplied product, serial number of the product (if applicable) name and address of the customer, date of shipment, quantity shipped. The records shall be retained for at least seven years back; this is necessary for quick and effective retrieval of distribution records in the event that the product is subject to Recall and/ Advisory Notice.

7.5	The distributor undertakes to store the product according to the environmental conditions specified by the manufacturer (applicable to the patch).

7.6	The distributor will not perform any repackaging or relabeling for the product unless authorized to do so in writing by the manufacturer.

7.7 Limitation on Warranties. Warranties and Distributor’s remedies hereunder are solely for the benefit of Distributor and shall not be extended to any person whatsoever, it being understood that the warranty to Distributor hereunder shall survive the sale or transfer of the Products. This warranty shall not apply to any Product that (a) has been damaged by misuse, accident, neglect, or from any other cause beyond G Medical’s reasonable control, including force majeure, and without G Medical’s fault or omission or negligence or the fault or negligence or omission of G Medical; or (b) has been used in a manner not in accordance with the instructions supplied by G Medical.

7.8 THE WARRANTIES PROVIDED IN THIS SECTION 7 CONSTITUTE G MEDICAL’S SOLE AND EXCLUSIVE LIABILITY FOR DEFECTIVE OR NONCONFORMING PRODUCT AND SHALL CONSTITUTE DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY FOR DEFECTIVE OR NONCONFORMING PRODUCT. THESE WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ARE IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF G MEDICAL FOR DAMAGES.

8. INVOICING AND PAYMENT

8.1 Prior to the delivery and/or acceptance of Products, G MEDICAL may submit to Distributor G MEDICAL’s invoice for those Products. All payments shall be made in United States Dollars (USD). All payments by Distributor must be made by wire transfer to G MEDICAL’s bank account unless there is a letter of credit in which case the Distributor’s bank shall make payment. Distributor shall complete any G MEDICAL provided credit application and financial statements, if requested by G MEDICAL. Payment shall be made by option (a) or (b) set forth below:

(a) For each and every Distributor Purchase Order submitted according to Section 3.2, Distributor shall deliver to G MEDICAL, as collateral for the full and faithful performance by Distributor of all of its obligations under this Agreement, an irrevocable and unconditional negotiable letter of credit, (the “Letter of Credit”) in the amount of the Purchase Order, payable at sight, from a reputable bank acceptable to G MEDICAL. The Letter of Credit must be issued and confirmed seventy five (75) days prior to the shipment date. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall be acceptable to G MEDICAL, in G MEDICAL’s sole discretion, and shall provide, among other things, that such Letter of Credit shall be irrevocable, unconditional, and payable at sight; or

G MEDICAL Distribution Agreement Proprietary and Confidential

(b) For the initial year of the term, for each and every Distributor Purchase Order submitted according to Section 3.2, Distributor shall (i) wire thirty (30%) of the total Purchase Order amount seventy five (75) days before shipment; and (ii) wire the remaining seventy percent (70%) of the total Purchase Order amount of the Product ten (10) days before shipment. For each year of the term following the initial year of the term, for each and every Distributor Purchase Order submitted according to Section 3.2, Distributor shall (i) wire twenty percent (20%) of the total Purchase Order amount seventy five (75) days before shipment; and (ii) wire the remaining eighty percent (80%) of the total Purchase Order amount of the Product ten (10) days before shipment

8.2 The payment terms allowed by G MEDICAL may be subject to change based upon the financial condition of Distributor.

8.3 Distributor will be responsible for obtaining all governmental and other approvals and complying with all formalities needed to effectuate any and all payments to G MEDICAL as provided herein.

8.4 Distributor shall not be entitled to withhold or delay any payment due to G MEDICAL hereunder, and shall not set off or deduct therefrom any amounts whatsoever.

8.5 All fees due to G MEDICAL hereunder are net and are exclusive of all current and future taxes, including without limitation, sales, use, value-added, withholding or other taxes, customs duties or levies on transactions made under this Agreement, all of which (except for taxes on the income of G Medical) shall be borne by the Distributor.

9. ADVERTISING AND TRADEMARK USE

9.1 Use and Ownership of Marks. Distributor recognizes and acknowledges G MEDICAL’s ownership and title to its respective trademarks, service marks, corporate slogans or logos and trade names whether or not registered (“Marks”). Distributor shall use the Marks solely to identify the Products for purposes of Distributor’s performance under this Agreement . Distributor may not use G MEDICAL the Marks in advertising, promotion, and publicity of the Products without the express written consent of G MEDICAL. All permitted uses of the Marks shall be deemed to be a license thereof by G MEDICAL upon the provisions specified in Section 1.2 above, and Distributor shall not acquire any rights, title, or interest in the Marks nor will it act to impair the rights of G MEDICAL in such Marks, except for such rights of usage as may be permitted by this Section 9.1. Distributor shall not adopt, use or register any names or symbols that are identical, or confusingly similar, to the Marks. Furthermore, the Distributor shall not, directly or indirectly, at any time and in any jurisdiction, (i) use any of the Marks for any other purpose except for the marketing of the Products as expressly allowed hereunder, (ii) attempt to misappropriate, circumvent or violate any of G MEDICAL’s Intellectual Property, or other interests in the Products, (iii) dilute, damage or endanger the distinctiveness of a Marks or depreciate the value attached thereto, nor (iv) modify, translate, or prepare derivative works based on the Marks. The Distributor shall provide G MEDICAL, at G MEDICAL’s expense, with any assistance it may require in connection with the registration of the Marks and the Marks license granted hereunder in the Territory. The Distributor hereby irrevocably designates and appoints G MEDICAL as the Distributor’s agent and attorney-in-fact, at G MEDICAL’s sole discretion - to act for and on the Distributor’s behalf and instead of the Distributor, to execute and file any such documents and to do all other lawfully permitted acts to further the purposes of registration of the Marks and the Marks license granted hereunder in the Territory, with the same legal force and effect as if executed by the Distributor.

9.2 Advertisements Guidelines. Distributor shall submit examples of all proposed advertisements and other promotional materials for the Products to G MEDICAL for inspection and Distributor shall not use any such advertisements or promotional materials without having received the prior written consent of G MEDICAL to do so. The Distributor shall singly meet and bear all costs related to advertising and marketing. However, G MEDICAL, in its sole discretion, may from time to time determine the nature or extent of its support (if any) towards the marketing or advertising costs of the Distributor.

G MEDICAL Distribution Agreement Proprietary and Confidential

9.3 Distributor acknowledges and agrees that G MEDICAL shall have the right to (a) engage in quality control activities designed to protect G MEDICAL’s legal ownership rights in its Marks and (b) engage in activities designed to ensure that Distributor is conducting its resale activities and other operations in full compliance with this Agreement.

10. DISTRIBUTOR SALES AND STORAGE FACILITIES

Distributor shall, at its expense, at all times store and maintain its inventory of Products in accordance with current, applicable instructions issued by G MEDICAL from time to time. Distributor shall, at its expense, deliver one copy of G MEDICAL’s current, applicable operation and maintenance manual to each End User at the time of sale and, at that time, Distributor shall, at its expense, fully explain and demonstrate to the End User the proper method of operating and maintaining the Products. Distributor shall mail to G MEDICAL, during the term of this Agreement, prompt written notice of the address of each location at which Products are stored, and the address of each facility established by Distributor to sell the Products. G MEDICAL may, through its designated agent, inspect all such locations and facilities and the operations conducted therein at any time during normal business hours.

11. TRAINING OF DISTRIBUTOR

As promptly as practicable after execution of the Agreement, G MEDICAL shall transmit to Distributor information, materials, manuals and other technical documents deemed necessary and appropriate by G MEDICAL to enable Distributor to perform its obligations under this Agreement. Throughout the term of this Agreement, G MEDICAL shall continue to give Distributor such technical assistance as Distributor may reasonably request. Distributor shall reimburse G MEDICAL for all out-of-pocket expenses incurred by G MEDICAL in providing technical assistance.

12. RELATIONSHIP OF PARTIES

12.1 Distributor is an independent contractor and is not the legal representative, employee, partner, franchisee or agent of G MEDICAL for any purpose and shall have no right or authority (except as expressly provided in this Agreement) to incur, assume or create in writing or otherwise, any obligation of G MEDICAL.

12.2 Distributor shall, at its own expense, during the term of this Agreement and any extension thereof, maintain full insurance under any Workmen’s Compensation Laws effective in the Territory covering all persons employed by and working for it in connection with the performance of this Agreement, and upon request shall furnish G MEDICAL with satisfactory evidence of the maintenance of such insurance.

12.3 Distributor will be solely responsible for payment of all compensation owed to its employees, as well as employment-related taxes. Distributor accepts exclusive liability for all contributions and payroll taxes required under the laws of the Territory or other payments under any laws of similar character in any applicable jurisdiction as to all persons employed by and working for it. There shall be no employer-employee relationship between the Parties and/ or the Parties’ employees.

12.4 Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the Parties.

13. REPRESENTATIONS AND WARRANTIES

13.1 Mutual Representations and Warranties. Each Party hereby represents and warrants that:

(a)	It has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement;

(b)	Its signing of, and agreement to, this Agreement have been duly authorized by all requisite corporate actions;

(c)	This Agreement is a valid and legally binding obligation thereon, enforceable against it in accordance with its terms; and

G MEDICAL Distribution Agreement Proprietary and Confidential

(d)	Nothing contained in this Agreement or the performance thereof shall place the relevant Party in breach or default of any obligation or other agreement, law or regulation by which it is bound or to which it is subject, or requires the consent of any person or entity.

13.2 Distributor’s Representations. In addition to and without derogating from the provisions of Section 13.1 above, Distributor hereby represents, warrants and covenants that:

(a)	It shall perform its obligations hereunder in full compliance with all applicable laws and regulations. Such laws, regulations shall include, without limitation, tender and bidding laws, anti-corruption and anti-unfair competition laws and regulations. The Distributor hereby acknowledges that it is fully aware of all the above-mentioned laws and regulations and any possible violation of such laws and regulations by the Distributor, shall be the sole responsibility of the Distributor. The Distributor shall indemnify and hold the G MEDICAL harmless from any and all loss or damage sustained because of the Distributor’s non-compliance with any applicable laws and regulations;

(b)	It has the required experience, expertise, personnel, facilities and resources in order to perform all of Distributor’s obligations under this Agreement. Distributor’s personnel involved in performing its obligations hereunder shall have sufficient skill, knowledge, and training to perform such services and carry out their assignments hereunder and shall perform their tasks in a professional and workmanlike manner, consistent with the performance standards set out in this Agreement, and at least in accordance with generally accepted industry standards;

(c)	no monies have been or shall, directly or indirectly, be paid or offered by it or on its behalf to any Government Authority (as defined below), or to any Government Officials (as defined below), for the purpose of improperly obtaining, retaining or directing any business opportunity related to this Agreement.

For the purpose of this Section 13.2(c) –

(i)	“Government” or “Government Authority” means any governmental agency or instrumentality, government owned or controlled entity such as a state-owned or controlled company, political Party, and/or public international organization; and

(ii)	“Government Officials” means any representatives, officers and/or employees of any of the aforementioned entities mentioned in the definition of “Government”, including (without limitation) a candidate of a political Party.

In addition, the Distributor hereby represents and warrants that (i) it is not beneficially owned or controlled, directly or indirectly, by any Government Authority or Government Official; (ii) that there are no actual or threatened legal proceedings and/or investigations of any Government Authority, judicial or other competent authority against the Distributor, whether within the Territory or outside its borders; and (iii) that there is no family relationship between the Distributor and Government Officials.

Any breach by Distributor of any undertaking in this Section 13.2(c) shall be deemed a material breach of this Agreement and any contract or business relationship between Distributor and G MEDICAL, and, notwithstanding anything to the contrary contained in Section 16 below, shall entitle G MEDICAL to terminate this Agreement and any such other contract or business relationship immediately. Such right of termination for breach shall be in addition and without prejudice to any other rights and remedies which G MEDICAL may have in contract and/or at law with respect to such breach.

14. INTELLECTUAL PROPERTY

The Distributor hereby acknowledges and agrees that all right, title, and interest in and to, G MEDICAL’s Intellectual Property, are and shall remain the sole and exclusive property of G MEDICAL. Distributor is granted no title or ownership rights in or to G MEDICAL’s Intellectual Property.

G MEDICAL Distribution Agreement Proprietary and Confidential

Without derogating from the above, G MEDICAL reserves all proprietary rights in and to (i) all designs, engineering details and other data pertaining to the Products, (ii) all original works, computer programs, discoveries, inventions, patents, know-how, and techniques arising out of, and/or (iii) any and all products or services developed as a result of, the Products.

For the purposes of this Agreement:

“Intellectual Property” means all intellectual, moral, industrial and/or proprietary property and rights now or hereafter recognized under any applicable law or in equity anywhere in the world, whether issued or pending, registered or unregistered, including, but not limited to (i) all forms of patents and utility models; (ii) inventions, discoveries, (whether patentable or not); (iii) rights associated with works of authorship, including but not limited to copyrights and maskworks; (iv) trademarks and service marks, trade names, domain name registration; (v) designs (whether or not capable of registration), design rights; (vi) database rights; (vii) trade secrets and know how; (viii) all rights to confidential or proprietary information; and with respect to the intellectual property included in paragraphs (i) to and including (viii) above - any rights analogous to those mentioned herein; all derivative works thereof; and any current or future applications, renewals, extensions, restorations, provisionals, continuations, continuations-in-part, divisions, reexaminations and reissues thereof; the right to apply to any of the above; and all of the tangible embodiments thereof.

“Intellectual Property Rights” means all rights, title and interest in and to any Intellectual Property.

14.1 All rights not expressly granted to Distributor in this Agreement are retained by G MEDICAL. Section 1.2 above sets out Distributor’s sole right with respect to the Products.

In no event shall Distributor have any other right with respect to the Products, including, without limitation, a right, permission or license to use the same or any part thereof for any purpose whatsoever.

The Distributor acknowledges and agrees that it neither possesses nor will seek any rights in G MEDICAL’s Intellectual Property.

14.2 Any goodwill associated with or created with respect to the Products and the Marks in the Territory or elsewhere as a result of the Distributor’s performance of this Agreement, shall be owned solely by G MEDICAL, and Distributor hereby irrevocably waives any demand or claim in this respect. Without limiting the generality of the above, the Distributor hereby irrevocably and unconditionally assigns to G MEDICAL (and/or such other third party as shall be instructed by G MEDICAL) all goodwill in and to the Products and the Marks created in connection with the performance of the Distributor’s obligations hereunder.

14.3 Distributor shall promptly notify G MEDICAL in writing of any infringement or other violation of G MEDICAL’s Intellectual Property Rights to which Distributor becomes aware.

G MEDICAL shall have the sole and exclusive right to protect and defend G MEDICAL’s Intellectual Property Rights, at its sole cost and expense. Distributor shall reasonably cooperate with G MEDICAL, at G MEDICAL’s expense, in the defense and protection of such Intellectual Property Rights.

15. CONFIDENTIAL INFORMATION

15.1 G MEDICAL and Distributor acknowledge that certain non-public, proprietary, or confidential information of each Party may be disclosed to the other Party in connection with this Agreement. Each Party receiving such non-public, proprietary, or confidential information (the “Receiving Party”) agrees that it will take steps at least substantially equivalent to the steps it takes to protect its own non-public, proprietary, or confidential information (but in no event less than reasonable care), during the term of this Agreement and for a period of there (3) years following expiration or termination of this Agreement, to retain in confidence the terms of this Agreement and all other non-public, proprietary or confidential information, technology, materials and know-how of the other Party disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement(“Confidential Information”).

G MEDICAL Distribution Agreement Proprietary and Confidential

15.2 Except as permitted herein, each Party agrees to hold in confidence, not to disclose, to prevent the disclosure of Confidential Information of the other Party and to refrain from copying, distributing, disseminating or otherwise disclosing such Confidential Information to, any third party; provided that each Party may disclose Confidential Information to its directors, officers, employees advisors or agents who (i) need to have access to such Confidential Information for such Party to perform its obligations hereunder and (ii) will agree to treat Confidential Information in the same manner and to the same extent as is required of the Receiving Party hereunder. The provisions of this Section 15.2 above shall not relieve the Receiving Party from its obligations hereunder, and any breach of this Agreement by Receiving Party’s directors, officers, etc., shall be deemed as a breach of this Agreement by Receiving Party. Each Party shall notify the other Party promptly in writing in the event such Party learns of any actual or suspected unauthorized use or disclosure of any Confidential Information that it has received from the other Party, and will cooperate in good faith to remedy such unauthorized use or disclosure to the extent reasonably possible.

15.3 The Receiving Party undertakes not to use the Confidential Information of the Disclosing Party for any purposes other than for the purposes of performing this Agreement, and not to sell, grant, make available to, or otherwise allow the use of the Disclosing Party’s Confidential Information by any third party, directly or indirectly, except as expressly permitted herein.

15.4 Without derogating from the generality of the above, Distributor undertakes not to use, directly or indirectly, the Confidential Information of G MEDICAL in the development and/or sale of products having the same or similar functions as the Products, for itself or for a third party.

15.5 All Confidential Information shall be and remain the property of the Disclosing Party. Disclosure of the Disclosing Party’s Confidential Information to the Receiving Party shall not be construed as granting the Receiving Party any right, title, or license, whether express or implied, with respect to the Confidential Information or to its related Intellectual Property or products (including, but not limited to, improvements, modifications and/or derivatives related to the Confidential Information), other than the right to use the Confidential Information strictly in accordance with the provisions of this Agreement and the relevant Purchase Order. The right to file property rights based on the Confidential Information shall be reserved to the Disclosing Party. The Receiving Party shall not assert a right based on prior use, or assert an objection of public prior use, against property rights based on Confidential Information received under this Agreement.

15.6 The restrictions hereunder with respect to Confidential Information shall not apply to any information that: (i) was known by the Receiving Party without obligation of confidentiality prior to disclosure thereof by the other Party due to no wrong doing of the Receiving Party, as can be substantiated by written and dated records; (ii) was in or entered the public domain through no breach by the Receiving Party of its obligation with respect to Confidential Information; (iii) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (iv) is independently developed by the Receiving Party without use or reference to any Confidential Information of the other Party, as can be substantiated by written and dated records; or (v) is expressly released in writing from such obligations by the Disclosing Party.

15.7 Disclosing Party’s Confidential Information is provided on an “as is” basis, with no warranty, express or implied, regarding the accuracy and/or completeness thereof.

Upon (I) the written request of the Disclosing Party, or (ii) expiration or termination for any reason of this Agreement or the applicable Purchase Order (to the extent related to the Confidential Information), the Receiving Party shall return to the other or destroy (as requested by the Disclosing Party at its sole discretion), all materials, in any medium, which contain or reveal all or any part of any Confidential Information of the Disclosing Party. The Receiving Party shall confirm such destruction or return in writing to the Disclosing Party.

G MEDICAL Distribution Agreement Proprietary and Confidential

Each Party acknowledges that breach of its obligation with respect to Confidential Information as provided by this Section 15 may result in extensive and irreparable harm and damage to the other Party, for which money damages would be an insufficient remedy, and therefore the non-breaching Party shall be entitled to seek injunctive relief to enforce the provisions of this Agreement with respect to Confidential Information, in addition to any other remedy available to the other Party under applicable law. In such event, the Party seeking injunctive relief to prevent use or disclosure of its Confidential Information as above, shall not be bound by the escalation procedure set out in Section 16.16 below

15.8 Notwithstanding anything to the contrary contained elsewhere in this Agreement, either Party may issue a disclosure containing Confidential Information of the other Party without the consent of the other Party to the extent such disclosure is required by law, rule, regulation, judicial or administrative order, or government or court order or evidenced by a subpoena, or is requested by a governmental or other entity authorized by law to make such request (including, without limitation, a stock exchange where Receiving Party's stocks are listed for public trading); provided, however, that, to the extent reasonably practicable, the disclosing Party will provide prompt prior written notice to the other Party and will reasonably cooperate with the other Party (at the Disclosing Party's expense), if it seeks a protective order or takes other legal action to prevent the disclosure of such Confidential Information (unless the disclosing Party is prohibited by law from so doing), and, provided further, that the disclosure shall be limited to the extent expressly required.

15.9 The provisions of this Section 15 shall survive any expiration or termination of this Agreement and shall remain in effect and binding upon the Parties following the date of such expiration or termination, as the case may be.

16. GENERAL PROVISIONS

16.1 Notices. Any and all notices which either Party may desire to give the other Party must be in writing and may be given by (i) personal delivery to an officer of the Party, (ii) by mailing the same by registered or certified mail, postage prepaid, return receipt requested, or via internationally recognized courier services to the Party at the address of such Party as set forth in the heading of this Agreement, or such other address as the Parties may hereinafter designate. Such notice or other communications shall be deemed to have been given on the date confirmed as the actual date of delivery by the courier service if sent by such service.

16.2 Governing Law and Jurisdiction. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be governed, construed and interpreted in accordance with the laws of England and Wales , exclusive of conflict or choice of law rules. This Agreement shall not be governed by the United Nations Convention on the International Sale of Goods. G MEDICAL and Distributor will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Disputes will be resolved by the following process. The dispute will be submitted in writing to a panel of two (2) senior executives, one from each of G MEDICAL and Distributor for resolution. If the executives are unable to resolve the dispute within fifteen (15) days, either Party may refer the dispute to mediation, the cost of which will be shared equally by the Parties, except that each Party will pay its own attorney's fees. Within fifteen (15) days after written notice demanding mediation, the Parties will choose a mutually acceptable mediator. Neither Party will unreasonably withhold consent to the selection of the mediator. Mediation shall be conducted in London, England (UK) . If the dispute cannot be resolved through mediation within forty-five (45) days, either Party may submit the dispute to arbitration pursuant to the Commercial Arbitration Rules of the UK Arbitration Association. All proceedings shall take place before a single arbitrator in London City.

16.3 Compliance. Each Party agrees to and shall comply with all applicable provincial, federal, and where applicable, local rules and regulations.

G MEDICAL Distribution Agreement Proprietary and Confidential

16.4 Indemnification. Distributor will indemnify, defend and hold harmless G MEDICAL, and its officers, directors, employees and agents thereof (hereinafter referred to as the "G MEDICAL Indemnitees") from and against any and all claims, demands, suits, actions, liabilities, judgments, losses, deficiencies, damages and expenses (including reasonable attorneys’ fees), incurred in investigating and defending against any claims, actions or liabilities asserted against or suffered by G MEDICAL and/or G MEDICAL's Indemnitees arising out of or in connection with (i) any services and related activities by Distributor or its employees or agents pursuant to this Agreement; (ii) the violation by Distributor of any of the obligations under this Agreement or under any applicable law, rule or regulation, or (iii) any of Distributor's representations in Section 13 above being inaccurate or false. G MEDICAL shall give prompt written notice to Distributor after learning of any such claim, action or liability for which indemnification is provided herein, but the failure to give such notice shall not release Distributor from its indemnification obligations hereunder.

16.5 LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL G MEDICAL BE LIABLE TO THE DISTRIBUTOR OR ANY THIRD PARTY FOR (I) ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, (II) ANY DAMAGES RESULTING FROM LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF GOODWILL OR LOSS OF USE, AND/OR (III) ANY THIRD PARTY CLAIMS AGAINST DISTRIBUTOR; ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT AND/OR ANY PRODUCTS OR PURCHASE ORDER, REGARDLESS OF THE BASIS FOR LIABILITY OF ANY CLAIM (BE IT CONTRACT, TORT, OR OTHERWISE), EVEN IF G MEDICAL WAS INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

G MEDICAL’S MAXIMUM CUMULATIVE LIABILITY TO DISTRIBUTOR UNDER THIS AGREEMENT AND/OR ANY PURCHASE ORDER, SHALL NOT EXCEED THE AMOUNT RECEIVED BY G MEDICAL FROM DISTRIBUTOR FOR THE APPLICABLE PURCHASE ORDER THAT IS THE SUBJECT OF THE DISPUTE.

THE ABOVE LIMITATIONS OF LIABILITY SHALL ALSO APPLY TO THE BENEFIT OF G MEDICAL’S DIRECTORS, EMPLOYEES, AGENTS AND SUBCONTRACTORS.

16.6 Insurance. ~~Distributor shall maintain products liability and such other insurance coverage as G MEDICAL may reasonably require from time to time containing such terms and policy limits as G MEDICAL may reasonably require. Upon request, Distributor shall deliver a certificate of insurance demonstrating existent coverage.~~

16.7 Export. Distributor agrees to comply with the applicable export and import control laws, regulations and requirements in all countries where Distributor shall resell the Products, and G MEDICAL assumes no responsibility or liability for Distributor's failure to obtain any such necessary export and import approvals.

Without derogating form the generality of the above, Distributor agrees to comply with all applicable laws and regulations which may govern the export of the Products, including without limitation, the Export Administration Act of 1979, as amended, any successor legislation and the Export Administration Regulations issued by the Department of Commerce. Distributor hereby gives its assurance that neither Products, parts, software, or technical data provided by G MEDICAL under this Agreement are intended to be shipped, directly or indirectly, to prohibited countries or nationals thereof.

16.8 Media Releases. Except for any announcement intended solely for internal distribution or any disclosure required by legal, accounting, or regulatory requirements, all media releases, public announcements, or public disclosures, including but not limited to promotional or marketing material, by Distributor or its employees or agents relating to this Agreement or its subject matter, or including the Marks of G MEDICAL, shall be coordinated with and approved in writing by G MEDICAL prior to the release thereof.

16.9 Section Headings. Section headings in this Agreement are for convenience only, and shall not be used in construing the Agreement.

16.10 Incorporation of all Exhibits. Each Exhibit (as defined below) referred to and attached hereto is incorporated by reference as if set forth fully herein.

G MEDICAL Distribution Agreement Proprietary and Confidential

16.11 Severability. If any provision of these terms and conditions shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.12 No Implied Waivers. If either Party fails to require performance of any duty hereunder by the other Party, such failure shall not affect its right to require performance of that or any other duty thereafter. The waiver by either Party of a breach of any provision of this Agreement shall not be a waiver of the provision itself or a waiver of any breach thereafter, or a waiver of any other provision herein.

16.13 Amendment. This Agreement shall not be amended without the express prior written consent of both Parties hereto. Any amendment affected in accordance with this Section 16.13 shall be binding upon all Parties hereto.

16.14 Assignment. None of Distributor’s rights created nor obligations imposed hereunder or under and Purchase Order shall be assigned, subcontracted or otherwise transferred to any other person or company, whether by operation of law or otherwise without G MEDICAL’s prior written approval. Any purported assignment without such prior written approval shall be null and void, shall not be binding upon G MEDICAL and shall not relieve Distributor from any liability or obligation under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16.15 Entirety. This Agreement, together with its Exhibits, constitutes the entire agreement between the Parties regarding its subject matter. This Agreement supersedes any and all previous proposals, representations or statements, oral or written. Any previous agreements between the Parties pertaining to the subject matter of this Agreement are expressly terminated. Any modifications or amendments to this Agreement must be in writing and signed by authorized representatives of both Parties. In the event of any inconsistency or contradiction between the provisions of this Agreement and the provisions of an Exhibit or a Purchase Order, the provisions of this Agreement will prevail with respect to the subject matter of such inconsistency or discrepancy.

16.16 Force Majeure. A Party hereto shall not be liable for any delay, loss and/or damage resulting from causes beyond the control thereof, including, but not limited to, acts of God, acts of a public enemy, acts of any governmental or quasi-governmental agency or any of their political subdivisions, fire, flood, epidemics, explosion, power or telecommunications irregularities, quarantine restrictions; strikes or other labor unrest, earthquakes, civil commotion or revolutions, war, terrorist attack, freight embargoes, unusually severe weather conditions, or any other cause that was not reasonably foreseeable by such Party on the date of signing of this Agreement or the relevant Purchase Order.

16.17 No Solicitation. During the term of this Agreement and for a period of six (6) months from the expiration or termination thereof for any reason, neither Party shall (i) solicit to hire or otherwise employ any of the executive officers, technical personnel and/or other employees of the other Party or of the other Party's subcontractors, except by the prior written consent of the other Party, nor (ii) solicit suppliers and/or customers of the other Party to cease their cooperation therewith. Solely for purposes of this Section 16.19, the other Party's independent contractors shall be deemed as such Party's employees.

16.18 No Third Party Beneficiaries. This Agreement does not create any obligation of a Party to any third parties, nor shall it be deemed to create any rights or causes of action on behalf of any third parties.

16.19 Remedies. All remedies, either under this Agreement or by law otherwise affording to any Party, shall be cumulative and not alternative

16.20 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

16.21 Language. The Parties hereto have requested that this Agreement and all correspondence and all documentation relating to this Agreement, be written in the English language.

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G MEDICAL Distribution Agreement Proprietary and Confidential

IN WITNESS WHEREOF, G MEDICAL and Distributor have caused this Agreement to be executed by their duly authorized representatives, each of which shall constitute an original as of the Effective Date.

G Medical Innovations Ltd

By:	/s/ Brendan de Kauwe	By:	/s/ Graham Russell
Printed Name: Brendan de Kauwe		Printed Name: Graham Russell
Title:	Director	Title:	Managing Director
Date:	21/4/20	Date:	22 April 2020

By:	/s/ Melanie Ross
Printed Name: Melanie Ross
Title:	Company Secretary
Date:	22 April 2020

G MEDICAL Distribution Agreement Proprietary and Confidential

EXHIBIT A

PRODUCTS and PRODUCT TERMS

1.	PRODUCTS

a.	Product 1

•	Prizma G2 with User portal

1.	API for transfer data to Australian third-party cloud.

2.	Launching of Prizma APP from another HSC application.

3.	Integration of Prizma APP into HSC portal

G MEDICAL Distribution Agreement Proprietary and Confidential

EXHIBIT B

TERRITORIES

Distributor may resell and distribute the Products only in:

1.	Australia (non-exclusive)

2.	New Zealand (non-exclusive)

G MEDICAL Distribution Agreement Proprietary and Confidential

EXHIBIT C

PRODUCT FORECAST & PRICE LIST

FORECAST (MOQ) – in accordance to para 3.1. :

PRIZMA:

1.	20 units (Prizma G2) initial order, thereafter units may be ordered as required.

PRICE LIST:

PRIZMA:

1.	Distributor price: $150 per unit (Prizma G2).

2.	Retail (consumer) Price: $249.

3.	Prizma Portal fee of no less than $9 per month.

(a)	Portal fee of 30% payable to Distributor.

(b)	Additional service fees to be agreed between G Medical and Distributor.

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